Exhibit 99(e)(2)

AMENDMENT NO. 1 TO UNDERWRITING AGREEMENT

This Amendment No. 1 to the Underwriting Agreement (the “Amendment”) is hereby made by and between Wanger Advisors Trust (the “Trust”), a Massachusetts business trust and Columbia Management Distributors, Inc, formerly Liberty Funds Distributor, Inc. (“CMDI” or “Distributor”), a Massachusetts corporation.  This Amendment is dated as of July 24, 2006.  Capitalized terms not defined herein shall have the meaning ascribed to them in the Underwriting Agreement dated as of November 1, 2001 (the “Agreement”).

WHEREAS, the Trust has appointed CMDI as the Distributor for each series of the Trust, each a registered investment company;

WHEREAS, the parties to the Agreement desire to amend the Agreement to include the following representations and warranties regarding CMDI’s anti-money laundering program and/or procedures;

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.             Anti-Money Laundering Program.  CMDI represents and warrants to the Trust that:

(a)                                              it has established and maintains, and will continue to maintain and operate, an anti-money laundering program and/or procedures (including the Trust’s customer identification program) in accordance with all applicable laws, rules and regulations of its own jurisdiction including, where applicable, the Bank Secrecy Act (as amended by the USA PATRIOT Act of 2001 (the “Act”)).   CMDI further represents that it will adopt appropriate policies, procedures and internal controls to be fully compliant with any additional laws, rules or regulations, including the Act, to which it may become subject, including compliance with the rules recently adopted by the Treasury Department regarding foreign financial institutions that became effective July 5, 2006;

(b)                                             it applies, and will continue to apply, its anti-money laundering program and/or procedures to all customers/investors of the Funds, and will take appropriate steps in accordance with the laws of its own jurisdiction to ensure that all relevant documentation is retained, as required, including identification relating to those customers/investors;

(c)                                              it will provide an annual certification to the Trust confirming that it has implemented an anti-money laundering program and/or procedures as described in paragraph (a), and that it has performed, and intends to continue to perform, the requirements of the Trust’s Customer Identification Procedures.  CMDI will provide to the Trust periodic reports on the implementation of the anti-money laundering program and its ability to monitor the program;

(d)                                             it complies with the United States regulations imposed by the Treasury Departments’ Office of Foreign Assets Control (“OFAC”) including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq.,

The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, which prohibit, among other things, the engagement in transactions with, holding the securities of, and the provision of services to certain embargoed foreign countries and specially designated nationals, specially designated narcotics traffickers, terrorist sanctions, and other blocked parties;

(e)                                              it does not believe, has no current reason to believe and will notify the Trust immediately if it comes to have reason to believe that any shareholder of any Fund is engaged in money-laundering activities or is associated with any terrorist or other individual, entity or organization sanctioned by the United States or the jurisdictions in which it does business, or appear on any lists of prohibited persons, entities, and jurisdictions maintained and administered by OFAC; and

(f)                                                if it has delegated to any third party or parties any of its tasks under its agreement with the Trust, CMDI has secured from that third party such representations, warranties and undertakings as are necessary to permit CMDI to provide the representations, warranties and covenants as are set forth in subparagraphs (a)-(e) above.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and sealed as of the date first above written.

WANGER ADVISORS TRUST

By:	/s/ Bruce H. Lauer
Name:	Bruce H. Lauer
Title:	Vice President, Secretary
and Treasurer

COLUMBIA MANAGEMENT DISTRIBUTORS, INC.

By:	/s/ Donald E. Froude
Name:	Donald E. Froude
Title:	President, Intermediary Distribution